Exhibit 23.2

CONSENT OF MARSHALL MILLER & ASSOCIATES, INC.

Marshall Miller & Associates, Inc. hereby consents to the incorporation by reference of references to our firm in this Registration Statement on Form S-8, and any amendments thereto (the “Registration Statement”), of Warrior Met Coal, Inc., including the reference to our firm under the heading “Experts,” as well as the incorporation by reference of information contained in our report, dated as of February 2, 2017, relating to estimates of certain coal reserves, each included in the prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on April 14, 2017, which forms a part of Warrior Met Coal, Inc.’s Registration Statement on Form S-1, as amended (File No. 333-216499).

Marshall Miller & Associates, Inc.

By:	/s/ K. Scott Keim
Name: K. Scott Keim
Title: CEO & Partner

Dated: April 18, 2017